Exhibit 5.1

Hunton Andrews Kurth LLP Fountain Place 1445 Ross Avenue Suite 3700 Dallas, Texas 75202-2799 Tel 214 • 979 • 3000 Fax 214 • 880 • 0011

August 20, 2018

Entegra Financial Corp.

14 One Center Court,

Franklin, North Carolina 28734

Registration Statement on Form S-8

Entegra Financial Corp. 2015 Long-Term Stock Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Entegra Financial Corp., a North Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register 679,285 shares of the Company’s common stock, no par value per share (the “Shares”), issuable pursuant to the Entegra Financial Corp. 2015 Long-Term Stock Incentive Plan (the “Plan”), as referenced in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

For purposes of the opinion expressed below, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary, including (i) the Company’s Amended and Restated Articles of Incorporation, as amended through the date hereof, (ii) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (iii) the resolutions of the Company’s Board of Directors approving the Plan and authorizing registration and the issuance of the Shares, (v) a copy of the Plan, (vi) the Registration Statement and (vi) a certificate issued by the North Carolina Department of the Secretary of State on the date hereof to the effect that the Company is authorized to transact business under the laws of North Carolina.

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON LOS ANGELES

MIAMI NEW YORK NORFOLK RALEIGH/DURHAM RICHMOND SAN FRANCISCO THE WOODLANDS TYSONS WASHINGTON, DC

www.HuntonAK.com

Entegra Financial Corp.

August 20, 2018

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons and (iv) the genuineness of all signatures not witnessed by us.

We do not purport to express an opinion on any laws other than the laws of the State of North Carolina.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1.       The Company is a corporation validly existing and in good standing under the laws of the State of North Carolina.

2.       The Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours,

/s/ Hunton Andrews Kurth LLP